Exhibit 99.1

PROTECTIVE ANNOUNCES
FIRST QUARTER 2004 EARNINGS

BIRMINGHAM, Alabama (May 4, 2004) Protective Life Corporation (NYSE: PL) today reported results for first quarter of 2004. Highlights include:

o	For the quarter, net income increased 47.2% to $0.78 per diluted share, compared to $0.53 per share in the first quarter of 2003. Included in the current quarter’s net income were net realized investment gains of $0.12 per share, compared to losses of $0.12 per share one year ago. Also included in net income for the quarter is a cumulative change in accounting principle charge of $0.14 per diluted share arising from adoption of SOP 03-1 “Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts”. Excluding the cumulative change in accounting principle charge, net income increased 73.6% to $0.92 per diluted share in the first quarter.

o	Operating income for the quarter increased 23.1% to a record $0.80 per diluted share compared to $0.65 per share in the first quarter of 2003. Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains and losses and related amortization and gains and losses related to certain derivative financial instruments. The tables below reconcile operating income to net income for the Company and its business segments.

o	Life insurance sales were $65.7 million for the quarter, an increase of 12.6% over the prior year’s quarter. Life insurance pretax operating income, which includes operating income from the Life Marketing and Acquisitions segments, was $62.8 million in the first quarter of 2004, an increase of 17.6% compared to the first quarter of 2003.

o	The Annuities segment reported pretax operating income of $2.8 million for the quarter compared to $3.7 million in the first quarter of 2003. Total sales for the quarter were $77.8 million.

o	The Stable Value Products segment reported sales of $521.5 million for the quarter, an increase of 17.5%. Included in first quarter sales were $221.5 million under the segment’s retail registered funding agreement-backed notes program. The segment reported pretax operating income of $11.7 million in the first quarter of 2004, an increase of 28.0% compared to the prior year’s quarter.

o	The Asset Protection segment reported pretax operating income of $4.6 million for the quarter compared to $1.2 million in the prior year’s quarter.

o	Share-owners’ equity per share increased 12.7% to $24.77 (excluding $7.00 per share of accumulated other comprehensive income, primarily unrealized gains on investments) at the end of the first quarter from $21.97 a year ago.

o	Net income return on average equity for the twelve months ended March 31, 2004 was 14.5%.

o	Protective experienced no material credit defaults in its investment portfolio during the quarter. At March 31, 2004, below investment grade securities were less than six percent of invested assets, and problem mortgage loans and foreclosed properties remained less than one percent of invested assets.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

“We are pleased to report record operating earnings in the first quarter of 2004 led by excellent results in our life marketing operations. Operating income after income tax was $56.7 million in the quarter, an increase of 24% over the prior year. As expected, life insurance sales moderated somewhat from the very strong pace we enjoyed in the fourth quarter, although we still experienced year-over-year sales growth in excess of 12%. Results improved in both our Stable Value and Asset Protection businesses. During the first quarter, we successfully launched our retail registered funding agreement-backed note program in our Stable Value operation with sales totaling $222 million. The Asset Protection segment experienced good underwriting results in its vehicle and marine service contract lines, and earnings in that segment continue to trend upward. Annuity sales and earnings continue to be affected by historically low interest rates and challenging competition. Our balance sheet remains strong, and we continue to look for opportunities in our Acquisitions business. Overall, we believe the Company is very well positioned, and we remain optimistic about the balance of the year.”

Information Relating to Non-GAAP and Other Disclosures in This Press Release

All per share results are presented on a diluted basis.

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income excludes net realized investment gains (losses) and the related amortization of deferred policy acquisition costs and gains (losses) on derivative instruments because fluctuations in these items are due to changes in interest rates and other financial market factors instead of mortality and morbidity. Periodic settlements of interest rate swaps associated with corporate debt and certain investments are included in realized gains and losses but are considered part of operating income. Management believes that consolidated and segment operating income (loss) enhances an investor’s and the Company’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business.

As prescribed by GAAP, certain investments are recorded at their market values with the resulting unrealized gains (losses) affected by a related adjustment to deferred policy acquisition costs, net of income tax, reported as a component of share-owners’ equity. The market values of fixed maturities increase or decrease as interest rates rise or fall. The Company believes that an insurance company’s share-owners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income, including unrealized gains (losses) on investments. For the first quarter of 2004, total shareholders’ equity per share was $31.77. Accumulated other comprehensive income per share at March 31, 2004 was $7.00 per share. As a result, shareowners’ equity excluding accumulated other comprehensive income was $24.77 per share.

The sales statistics given in this press release are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future business segment profitability, and therefore are not intended to be predictive of future profitability.

FIRST QUARTER CONSOLIDATED RESULTS

($ in thousands; net of income tax)

                                                        1Q2004            1Q2003
                                                       -------           -------

Operating income                                       $56,741           $45,780
Realized investment gains (losses) and
  related amortization, net of certain
  derivative gains (losses)                              8,564            (8,075)
Change in accounting principle                         (10,128)              ---
                                                       -------           -------
Net Income                                             $55,177           $37,705
                                                       =======           =======

($ per share; net of income tax)
                                                        1Q2004           1Q2003
                                                       -------          -------

Operating income                                        $0.80           $ 0.65
Realized investment gains (losses) and
  related amortization, net of certain
  derivative gains (losses)
     Investments                                         0.12            (0.02)
     Derivatives                                          ---            (0.10)
Change in accounting principle                          (0.14)             ---
                                                       -------          -------
Net Income                                              $0.78            $0.53
                                                       =======          =======

BUSINESS SEGMENT OPERATING INCOME (LOSS) BEFORE INCOME TAX

The table below sets forth business segment operating income (loss) before income tax for the periods shown:

OPERATING INCOME (LOSS) BEFORE INCOME TAX

($ in thousands)
                                                        1Q2004            1Q2003
                                                       -------           -------
LIFE MARKETING                                         $41,601           $30,635
ACQUISITIONS                                            21,203            22,772
ANNUITIES                                                2,813             3,715
STABLE VALUE PRODUCTS                                   11,699             9,138
ASSET PROTECTION                                         4,560             1,153
CORPORATE AND OTHER                                      4,348             1,049
                                                       -------           -------
                                                       $86,224           $68,462
                                                       =======           =======

Segment operating income (loss) excludes net realized investment gains and losses and the related amortization of deferred policy acquisition costs and gains (losses) on derivative instruments because fluctuations in these items are due to changes in interest rates and other financial market factors and not changes in mortality and morbidity expenses. Periodic settlements of interest rate swaps associated with corporate debt and certain investments are included in realized gains and losses but are considered part of operating income because the interest rate swaps are hedging items affecting operating income.

In the Life Marketing, Acquisitions, and Asset Protection segments, pretax operating income equals segment income before income tax for all periods. In the Annuities, Stable Value Products, and Corporate and Other segments, operating income excludes realized investment gains and losses and related amortization as set forth in the table below.

($ in thousands)                                                      1Q2004          1Q2003
                                                                     -------          -------
Operating income before
  income tax                                                         $86,224          $68,462
Realized investment gains (losses)
   investments and derivatives
     Stable Value Contracts                                            3,879           (6,702)
     Annuities                                                         6,004               27
     Corporate and Other                                              11,827              617
Less derivative gains related to
   corporate debt and investments
     Corporate and Other                                              (4,875)          (5,634)
Related amortization of deferred policy
   acquisition costs
     Annuities                                                        (3,660)            (731)
                                                                     -------          -------
Income before income tax and cumulative effect
     of change in accounting principle                               $99,399          $56,039
                                                                     =======          =======

Income before income tax and cumulative effect of change in accounting principle (which, unlike operating income before income tax, does not exclude realized gains and losses) for the Annuities segment was $5.2 million for the quarter and $3.0 million for the prior year’s quarter. Income before income tax for the Stable Value segment was $15.6 million for the quarter, compared to $2.4 million in the first quarter of 2003. Income before income tax for the Corporate and Other segment was $11.3 million for the quarter and loss before income tax was $4.0 million for the prior year’s quarter.

SALES

The table below sets forth business segment sales for the periods shown:

($ in millions)
                                                        1Q2004            1Q2003
                                                        ------            ------

LIFE INSURANCE                                           $65.7            $58.3
ANNUITIES                                                 77.8            178.9
STABLE VALUE PRODUCTS                                    521.5            444.0
ASSET PROTECTION                                         103.7            106.5

BUSINESS SEGMENT HIGHLIGHTS

LIFE MARKETING: First quarter pretax operating income for the Life Marketing segment increased 35.8% compared to the first quarter of 2003. The increase is attributable to growth in business-in-force due to strong sales in prior periods. The segment had life insurance sales of $65.7 million in the quarter, compared to sales of $58.3 million during the first quarter of 2003, an increase of 12.6%.

Mortality experience during the quarter was approximately $2.3 million better than pricing, $3.7 million more favorable than in the prior year’s quarter.

ACQUISITIONS: Pretax operating income in the quarter decreased from $22.8 million in the first quarter of 2003 to $21.2 million this quarter. The segment had favorable mortality experience of $1.1 million in the first quarter, approximately $0.6 million less favorable than the prior year’s quarter.

ANNUITIES: Pretax operating income in the Annuities segment decreased to $2.8 million in the first quarter of 2004, compared to $3.7 million in the first quarter of 2003, primarily because of lower sales volume.

Total annuity sales in the first quarter were $77.8 million, compared to $178.9 million in the same period last year. Fixed annuity sales decreased from $76.3 million in the first quarter of 2003 to $16.1 million reflecting the Company’s continued focus on earning adequate returns in a challenging interest rate environment and diminished consumer demand for the Company’s fixed annuity products. The Company’s variable annuity sales were $61.7 million in the first quarter compared to $102.5 million in the prior year’s quarter. Annuity account balances were $5.2 billion as of March 31, 2004 compared to $5.1 billion at year end.

STABLE VALUE PRODUCTS: Stable value account balances ended the quarter at $4.8 billion compared to $4.5 billion at year end 2003. Pretax operating income was $11.7 million in the quarter as compared to $9.1 million in the first quarter of 2003. Spreads widened from 93 basis points in the first quarter of 2003 to 100 basis points in the first quarter of 2004. Average account balances increased by $771 million compared to the same period in the prior year.

ASSET PROTECTION: First quarter pretax operating income for the Asset Protection segment was $4.6 million compared to $1.2 million in the first quarter of 2003. Core continuing operations – vehicle and marine service contracts and credit insurance marketed through vehicle dealers – reported $3.7 million in pretax operating income for the first quarter compared to $3.4 million in the prior year’s quarter. The increase is primarily attributable to favorable underwriting results in the vehicle and marine service contract line. The Company’s ancillary runoff lines experienced a loss for the quarter of $0.1 million compared to a loss of $0.5 million in the prior year’s quarter. During the first quarter, the Company realized a gain of $1.0 million on the sale of an inactive charter. In addition, during the first quarter of the prior year the Company recorded a non-recurring charge of $1.7 million related to certain uncollectible balances from a third party service contract administrator. In addition, the surety line was reclassified for reporting purposes to the Corporate and Other segment during the quarter.

CORPORATE AND OTHER: This segment consists primarily of net investment income on unallocated capital, interest expense on all debt, and various other items not associated with the other segments. The segment reported pretax operating income of $4.3 million in the first quarter compared to $1.0 million in the first quarter of 2003. The increase is attributable to higher investment income on unallocated capital partially offset by an increase in other expenses and reserve strengthening in the run-off surety line. During the quarter, the Company determined that its surety line was not core to the Asset Protection business and reclassified it to the Corporate and Other segment for reporting purposes.

CONFERENCE CALL

There will be a conference call for management to discuss the first quarter results with analysts and professional investors on Tuesday, May 4, 2004 at 9:00 a.m. Eastern. Analysts and professional investors may access this call by calling 1-800-862-9098 (international callers 1-785-424-1051) and giving the conference ID: Protective, shortly before that time. A recording of the call will be available from 12:00 p.m. Eastern May 4 until midnight May 11. The recording may be accessed by calling 1-888-274-8332 (international callers 1-402-220-2325).

The public may listen to a simultaneous webcast of the call on the Company’s web site at www.protective.com. A recording of the webcast will also be available from 12:00 p.m. Eastern May 4 until midnight May 11.

Supplemental financial information is available through our web site at www.protective.com.

FORWARD-LOOKING STATEMENTS

This release and the supplemental financial information provided includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following trends and uncertainties: we are exposed to the risks of natural disasters, malicious and terrorist acts that could adversely affect our operations; we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry; a ratings downgrade could adversely affect our ability to compete; our policy claims fluctuate from period to period, and actual results could differ from our expectations; our results could be negatively affected should actual experience differ from management’s assumptions and estimates; the use of reinsurance introduces variability in our statements of income; we could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect our spread income or otherwise impact our business; equity market volatility could negatively impact our business; a deficiency in our systems could result in over- or underpayments of amounts owed to or by us and/or errors in our critical assumptions or reported financial results; insurance companies are highly regulated; changes to tax law or interpretations of existing tax law could adversely affect the Company and its ability to compete with non-insurance products or reduce the demand for certain insurance products; financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; our ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business; our investments are subject to market and credit risks; we may not realize our anticipated financial results from our acquisitions strategy; we are dependent on the performance of others; our reinsurers could fail to meet assumed obligations, increase rates or be subject to adverse developments that could affect us; computer viruses could affect our data processing systems or our business partners. Please refer to Exhibit 99 of the Company’s most recent Form 10-K/10-Q for more information about these factors which could affect future results.

CONTACTS:

Allen Ritchie
Executive Vice President and Chief Financial Officer
(205) 268-3500

Sheri Cook
Vice President, Corporate Finance/Investor Relations
(205) 268-3773